UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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UNIVERSAL FOREST PRODUCTS, INC.
(Name of Registrant as Specified in its Charter)
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Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Notice of Annual Meeting

The Annual Meeting of Shareholders of Universal Forest Products, Inc. (the “Company”) will be held in the Company’s Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, on Wednesday, April 22, 2020, at 8:30 a.m. EDT (registration begins at 8:00 a.m. EDT) for the following purposes:

(1)	To elect three directors for three-year terms expiring in 2023.
(2)	To consider and vote upon a proposal to amend the Company’s Articles of Incorporation to change the name of the Company to UFP Industries, Inc.
(3)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020.
(4)	To participate in an advisory vote to approve the compensation paid to our Named Executives.
(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 25, 2020, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record may call toll-free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their Notice of Internet Availability of Proxy Materials, and follow the recorded instructions. To vote via the Internet, shareholders of record may go to the Internet address http://www.proxyvote.com, enter the control number located on their Notice, and follow the instructions provided.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Tutas, General Counsel and Secretary

March 13, 2020

Your vote is important. Even if you plan to attend the meeting,
PLEASE VOTE YOUR PROXY PROMPTLY.

Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Annual Meeting of Shareholders

April 22, 2020

2020 Proxy Statement

GENERAL QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

The following is information regarding the meeting and the voting process, presented in a question and answer format.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting of Shareholders if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the Internet voting system, you are submitting a proxy. The Board of Directors of the Company is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to Universal Forest Products, Inc. and its subsidiaries.

What is a proxy statement?

A proxy statement is a document required by the United States Securities and Exchange Commission (“SEC”) to explain the matters on which you are being asked to vote by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March 13, 2020.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 13, 2020, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request it. The Notice instructs you on how to electronically access and review all the information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Where is this year’s proxy statement available electronically?

You may view this proxy statement and our 2019 Report to Shareholders electronically by going to www.proxyvote.com.

Who can vote?

Only record holders of the Company’s common stock at the close of business on February 25, 2020 (the “Record Date”), can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee on how to vote their shares. See “How can I vote?” below.

How can I vote?

If your shares are held in “street name,” follow the instructions provided by your bank, broker, or other nominee. If your shares are held in your name, you may vote in one of four ways:

•	Via Internet: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for Internet voting is 11:59 p.m. EDT, April 21, 2020.
•	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for voting by telephone is 11:59 p.m. EDT, April 21, 2020.
•	In Writing: Complete, sign, date and return the proxy card in the return envelope provided with your proxy card, so that it is received no later than April 21, 2020.
•	In Person: Attend the Annual Meeting to cast your vote.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone or Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted as follows: for the three directors nominated by the Board of Directors; for the amendment to our Articles of

Incorporation; for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2020; and for the non-binding, advisory proposal to approve the compensation paid to our Named Executives.

Can I revoke my proxy?

You may revoke a proxy at any time before the proxy is exercised by:

(1)	Delivering written notice of revocation to the Corporate Secretary of the Company, 2801 East Beltline NE, Grand Rapids, MI 49525;
(2)	Submitting another properly completed proxy card that is later dated;
(3)	Voting by telephone at a subsequent time;
(4)	Voting via the Internet at a subsequent time; or
(5)	Voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee.

How many votes do we need to hold the Annual Meeting?

In order to carry on the business of the meeting, we must have a quorum. This means that a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy. Shares are counted as present at the meeting if the shareholder either:

•	Is present and votes in person at the Annual Meeting; or
•	Has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On the Record Date, there were 61,758,951 shares of common stock issued and outstanding. Therefore, at least 30,879,476 shares need to be present at the Annual Meeting.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of three directors to serve three-year terms expiring in 2023; (ii) approval of the amendment to our Articles of Incorporation; (iii) ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2020; and (iv) a non-binding, advisory proposal to approve the compensation paid to our Named Executives, otherwise known as a “say-on-pay” proposal. These matters are more fully described in this proxy statement.

How many votes are needed for each proposal?

Under the Company’s majority vote standard for the election of directors (described in more detail below), to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes cast “against.” The approval of the proposed amendment to our Articles of Incorporation requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. The ratification of the appointment of our independent registered accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. The say-on-pay vote is advisory; consequently, it is not binding upon the Board of Directors or the Personnel and Compensation Committee.

The election of directors, the proposed Amendment to our Articles of Incorporation, and the say-on-pay vote are considered non-routine matters. Consequently, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting, other than the proposed Articles Amendment.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe that any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting.

Where will the Annual Meeting be held?

Our Annual Meeting will be held at our Technology and Training Building which is located at 2880 East Beltline Lane NE, Grand Rapids, MI 49525. The meeting begins at 8:30 a.m. EDT, and registration commences at 8:00 a.m. EDT.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 22, 2020.

This proxy statement along with our annual report is available at: www.proxyvote.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, Universal Forest Products, Inc., 2801 East Beltline NE, Grand Rapids, MI 49525.

VOTING SECURITIES AND RECORD DATE

As of February 25, 2020, the Record Date for the Annual Meeting, we had issued and outstanding, 61,758,951 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names as of the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.

The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of February 25, 2020:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,271,715	(2)	15.10%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,249,724	(3)	10.18%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	4,229,877	(4)	6.89%
(1)	Except as otherwise indicated by footnote, each named shareholder has sole voting and investment power with respect to the shares indicated.
(2)	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 4, 2020.
(3)	The Vanguard Group, either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 12, 2020.
(4)	Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). All shares are owned by the Funds. Dimensional possesses investment and/or voting power over our Company’s securities and may be deemed to be the beneficial owner of the shares, as noted on the Schedule 13G it filed with the SEC on February 12, 2020. Dimensional expressly disclaims beneficial ownership of such securities.

ELECTION OF DIRECTORS

Our Board presently consists of nine members. These members are divided into three classes of equal number, with the classes to hold office for staggered terms of three years each. Our Board has nominated Benjamin J. McLean, Mary E. Tuuk and Michael G. Wooldridge to three-year terms expiring at our 2023 Annual Meeting of Shareholders. Each incumbent director has been previously elected by our shareholders, except for Mr. McLean who was appointed to the Board on January 10, 2020, which increased the size of our Board to nine members.

The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless a shareholder directs them differently by proxy. If a nominee is not available for election as a director at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying proxy will be voted for the substitute nominee.

The proxies cannot be voted for a greater number of persons than the number of nominees named. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.

The vote required for the election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in the election of a nominee. A “majority of the votes cast” means that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election. “Abstentions” and “broker non-votes” are not counted as votes cast either “for” or “against” that director’s election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of shareholders. An election is considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting.

In any non-contested election of directors, any director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election is required to immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results for that meeting.

The Board of Directors recommends a vote “FOR” the election of each of the three nominees.

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting of Shareholders and for each person who is continuing as an incumbent director. The information was provided to us as of February 25, 2020, by the respective nominees and directors.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Nominees for Term Expiring in 2023

Benjamin J. McLean (43) has been Chief Executive Officer of Ruan Transportation Management Systems, one of the largest privately-held logistics firms in the United States, since 2015. Since joining Ruan in 2007, Mr. McLean has also served as Ruan’s chief operating officer and chief information officer. Prior to joining Ruan, Mr. McLean assisted companies with mergers, acquisitions and equity offerings at William Blair & Company in Chicago, IL, and delivered technology consulting services as part of Deloitte Consulting’s Chicago office. Mr. McLean serves as a board member for the American Transportation Research Institute, is a member of the Northwestern University Transportation Center Business Advisory Committee and is a member of the Iowa Business Council.
Director since January 2020
Member of Audit Committee

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Mr. McLean’s experience in transportation and logistics, as well as his role as chief executive officer of a large and sophisticated business organization, makes him an important contributor to our Board.

Mary E. Tuuk (55) became President and CEO of the Grand Rapids Symphony in Grand Rapids, MI in January 2019. Prior to that time she served as Chief Compliance Officer/Senior Vice President, Properties and Real Estate for Meijer, Inc., a regional retail chain, a position to which she was appointed in March 2018, and as Chief Compliance Officer of Meijer since July 2015. Prior to her tenure with Meijer, she was Executive Vice President of Corporate Services, and Secretary of the Board of Directors, for Fifth Third Bancorp of Cincinnati, OH. Ms. Tuuk’s previous positions with Fifth Third included Executive Vice President and Chief Risk Officer of Fifth Third Bancorp, and President of Fifth Third Bank (Western Michigan) where she had leadership responsibility for the growth and strategic direction of major lines of business. She was named one of the “25 Women to Watch in Banking” by the American Banker magazine each year from 2008 to 2014. She serves on the board of United Bank, a Michigan bank, and on the boards of a variety of civic and educational institutions.
Director since 2014 Member of Audit Committee Member of Nominating and Corporate Governance Committee

Ms. Tuuk is a financial expert, as defined by the SEC. Her experience in the financial services and retail industries adds a unique perspective to our Board. Her expertise in enterprise risk management, corporate governance, legal affairs, compliance, regulatory and governmental affairs, as well as strategic planning, properties and real estate, and corporate sustainability further enhances her value as a Board member.

Michael G. Wooldridge (60) is a Partner with the law firm of Varnum LLP, headquartered in Grand Rapids, MI. He joined Varnum in 1985 and is a partner in the firm’s corporate practice group, focusing on corporate governance, securities, and mergers and acquisitions. Mr. Wooldridge has been included in The Best Lawyers in America since 2005. He also serves on the boards of several community organizations.
Director since 2016 Chairman of Nominating and Corporate Governance Committee Member of Personnel and Compensation Committee

Mr. Wooldridge serves as an advisor and counsel to a number of publicly-held companies on a variety of corporate and securities law matters. His advice on compliance matters, corporate governance disclosure requirements, and other issues is invaluable, as is his experience in advising other publicly-held companies.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Incumbent Directors – Term Expiring in 2021

Matthew J. Missad (59) is Chief Executive Officer of our Company, a position to which he was appointed on July 13, 2011. From 1996 to 2011, he was Executive Vice President, General Counsel, and Secretary, in addition to serving on the boards of subsidiary entities, including international partnerships. Mr. Missad has been on the board of Independent Bank Corporation since October 2014 and serves on its Compensation Committee.
Director since 2011

Mr. Missad’s experience and exposure to nearly all facets of our business is integral to the growth of our Company. Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation, and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of our Company’s business, culture, people, markets, and opportunities.

Thomas W. Rhodes (58) is President and Chief Executive Officer of TWR Enterprises, Inc. of Corona, CA, a framing company he formed in 1984. TWR is one of the oldest and largest framing companies in Southern California. Mr. Rhodes has served as a board member of the California Framing Contractors Association, Building Industry Association - Orange County, and the California Professional Association of Specialty Contractors - Orange County/Inland Empire.
Director since 2012 Chairman of Personnel and Compensation Committee Member of Audit Committee

Mr. Rhodes has spent over 36 years building his business while establishing and developing relationships in the residential building and commercial construction industry. Mr. Rhodes’ experience in the site-built construction business and his career as a framing contractor and an entrepreneur, provides our Board and management with meaningful insight into this market and its prospects. His creative and strategic-thinking skills have enabled him to branch out into other ventures, including real estate, hotel development, and insurance. These experiences provide a unique benefit to his service on our Board.

Brian C. Walker (58) joined the private equity firm of Huron Capital in January 2019 as Partner-Strategic Leadership. He retired as Director, President and Chief Executive Officer of Herman Miller, Inc. of Zeeland, MI on August 31, 2018, and previously served as its chief operating officer and chief financial officer. Mr. Walker is a Certified Public Accountant and serves as the lead director and chairs the Compensation Committee of Briggs & Stratton Corporation. He also serves on the board of directors of Cooper Tire and Rubber Co. and Gentex Corporation. He served on the board of the Federal Reserve Bank of Chicago-Detroit Branch from 2009 to 2012.
Director since 2015 Chairman of Audit Committee

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Mr. Walker is a financial expert, as defined by the SEC. His experience as the CEO of a large public company as well as his experience and expertise in finance, international business, executive compensation, and strategic development are valuable to our Company. As a result, he has made valuable contributions to Board discussions concerning the Company’s strategy and operations, and his education, expertise, and experience in accounting and compensation matters provide a unique benefit as a member of our Board.

Incumbent Directors – Term Expiring in 2022

Joan A. Budden (58) has been President and CEO of Priority Health, based in Grand Rapids, MI, since January 2016. Prior to that, she served as Chief Marketing Officer for Priority Health when she joined the company in 2009. Ms. Budden serves on the board of Independent Bank Corporation and a number of community and business organizations.
Director since 2019 Member of Nominating and Corporate Governance Committee Member of Personnel and Compensation Committee

Ms. Budden has more than 26 years of health insurance experience and has held a number of leadership and executive management positions in the health insurance industry. Her experience in a highly competitive and regulated industry that is undergoing significant change, as well as her marketing expertise and leadership skills, make her an important contributor to our Board.

William G. Currie (72) is Chairman of the Board of our Company which he joined in 1971, and has served as a salesman, general manager, vice president, and executive vice president. He was the Chief Executive Officer of our Company from 1989 to 2006, and on January 1, 2000, also became Vice Chairman of the Board. On April 19, 2006, he was named Chairman of the Board and served as an employee with the title of Executive Chairman until he retired from our Company on July 20, 2009. Mr. Currie served on the board of Forestar Real Estate Group Inc. from 2008 to 2016.
Director since 1978

During his tenure with our Company, Mr. Currie created and, to this day, maintains extremely valuable relationships with many companies in the lumber and building materials industries. He has an in-depth understanding of our Company’s supply chain and customer base, which makes him an important asset to management in assessing growth opportunities and strategic objectives.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director
Bruce A. Merino (66) retired from The Home Depot in 2009 after 25 years with the company. At the time of his retirement, he was Senior Vice President of Merchandising and President of The Home Depot’s Expo Design Center. Mr. Merino sits on the City of Hope’s Home Improvement Board Council and is its chair.
Director since 2009 Member of Nominating and Corporate Governance Committee Member of Personnel and Compensation Committee

Mr. Merino has been able to utilize his 38 years of experience in the home improvement industry to assist our Company in strategy and operations for our DIY market. His understanding of the procurement and marketing operations of big box retailers is very valuable to our Company.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board is committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles (the “Principles”). These Principles address director qualifications, director responsibilities, periodic performance evaluations, stock ownership guidelines, and a variety of other corporate governance matters. The Principles also require the Board to have an Audit Committee, a Nominating and Corporate Governance Committee, and a Personnel and Compensation Committee. The Principles, along with the charters of each of these committees, are available for review on our website at www.ufpi.com under the tabs “For Investors → Governance.”

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

We adopted a Code of Business Conduct and Ethics that applies to our employees, officers, and directors. We also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on our website, and any changes or waiver to either code will be disclosed on our website at www.ufpi.com under the tabs “For Investors → Governance.” Any changes to or waivers of either Code for our chief executive officer or senior financial officers will be disclosed on our website.

Affirmative Determination Regarding Director Independence and Other Matters

As required by the Principles, our Board has determined each of the following directors to be an “independent director,” under the Nasdaq Stock Market Rules (the “Nasdaq Standard”): Joan A. Budden, William G. Currie, Benjamin J. McLean, Bruce A. Merino, Thomas W. Rhodes, Mary E. Tuuk, Brian C. Walker, and Michael G. Wooldridge. There are no family relationships between or among the directors and our executive officers.

To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and board committee independence, as well as the criteria applied to determine “audit committee financial expert” status and the answers to annual questionnaires completed by each of the directors. Based on this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and “audit committee financial expert” determinations based upon that report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.

The effectiveness of each of our directors is monitored through the use of an annual assessment. Our Board does not have a mandatory retirement age policy, although the Nominating and Corporate Governance Committee considers a director’s tenure with the Company as a factor in nominating incumbent directors. We believe that the ability of a Board member to add value to our Company is not dependent on age; rather, it is based on the director’s actual performance. As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer. In addition, we evaluate the tenure of individual directors as well as the collective tenure of our Board. In connection with this evaluation, we strive to maintain a balanced composition of relatively new and meaningful tenured directors with the objective of fostering the input of new ideas and thoughts while maintaining a strong historical perspective and deep understanding of our business and the markets we serve.

Committees

Audit Committee. Each member of the Audit Committee is “independent” under the Nasdaq Standard as well as the applicable rules of the SEC for audit committee membership. Our Board has determined that Ms. Tuuk and Mr. Walker each qualify as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management’s conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance, and ethics. During 2019, the Audit Committee held five meetings.

Personnel and Compensation Committee. Each member of this Committee is “independent” under the Nasdaq Standard. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses, and other benefits, as well as director compensation. This Committee is also responsible for reviewing succession planning for our Chief Executive Officer, as well as administering our equity-based incentive plans and reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives (as defined in the Summary Compensation Table), other than the Chief Executive Officer. Additional information on the Committee’s role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this proxy statement. The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter. During 2019, the Personnel and Compensation Committee held three meetings.

Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is “independent” under the Nasdaq Standard. The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by our Board. The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter. The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards. In view of the age and tenure of certain members of the Board, the Committee has been active in seeking and evaluating qualified candidates, consistent with the Policy Governing Director Qualifications and Nominations, to serve on the Board. As a result of this process, the Committee recommended and the Board approved the appointment of Ben McLean to our Board in January of this year. During 2019, the Nominating and Corporate Governance Committee held three meetings.

Shareholder Nominees for Director. Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder who wishes to nominate a person to serve as a director must provide us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as a director. The nominee’s written consent to the nomination and sufficient background information regarding the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters and must be received no later than 30 days prior to our Annual Meeting of Shareholders, or within seven days after the date our notice of the Annual Meeting of Shareholders is given to our shareholders if our notice of that meeting is given less than 40 days prior to the date of that meeting.

Director Qualifications and Requirements. Our Board has adopted a Policy Governing Director Qualifications and Nominations (the “Policy”). The substance of the Policy is incorporated into the Nominating and Corporate Governance Committee’s Charter, which is available on our website. The Policy sets forth the general process the Committee is required to follow for identifying and evaluating director nominees, including nominees recommended by shareholders. Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders. The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.

The Policy includes minimum qualification standards, Board composition standards, and additional qualification criteria. With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meet the following qualifications:

(1)	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.
(2)	Absence of Conflicts of Interest. The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and its shareholders.
(3)	Fair and Equal Representation. The candidate must be able to represent fairly and equally all shareholders of our Company, without favoring or advancing any particular shareholder or other constituency.
(4)	Experience. The candidate must have experience at a strategic, policy-making, or senior management level in a business, government, non-profit, or academic organization of high standing.
(5)	Business Understanding. The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, and basic concepts of corporate finance.
(6)	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.

In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an Audit Committee financial expert. The Committee and our Board also consider diversity in their identification of director candidates. Diversity in business and professional experience, education, and background benefits our Company by increasing the range of skills and perspectives available to our Board. Director nominees are selected without regard to race, gender, sexual orientation, religious belief, or national origin. Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.

The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees. As of the date of this Proxy Statement, the Committee has not received any recommended nominations from any of our shareholders in connection with our 2020 Annual Meeting of Shareholders.

Majority Voting

On January 27, 2017, our Board of Directors approved an amendment to our Bylaws to provide for majority voting for the election of directors. This majority voting standard is described above under “Election of Directors.”

Communications with the Board

Generally, shareholders who have questions or concerns regarding our Company should contact Investor Relations at 800-598-9663. However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board or any individual director should direct his or her questions in writing to our Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525. Our Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

Meeting Attendance

Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting of Shareholders. All of our directors in office at that time attended our 2019 Annual Meeting of Shareholders. During the last fiscal year, there were four regular meetings of the Board and one special meeting of the Board, and the Board took action by unanimous written consent on two occasions. All directors attended at least 75% of the Board and Committee meetings for which they were eligible to attend. During fiscal 2019, the independent members of our Board met in executive session, without the presence of management, on three occasions.

Anti-Hedging and Anti-Pledging Policy

Our Board has adopted an anti-hedging and anti-pledging policy, restricting our executive officers and directors from engaging in hedging or pledging transactions without prior approval. Our policy defines a hedging transaction as any transaction or series of related transactions that are designed to hedge or offset any decrease in the market value of our stock or otherwise eliminate risk related to the ownership of our stock. Pledging transactions are defined to mean any pledge or grant of a security interest in the Company’s securities as collateral for a loan or other obligations to a third-party. Our executive officers and directors are prohibited from engaging in any such transactions without prior approval from the Nominating and Corporate Governance Committee of our Board. As of the date of this Proxy Statement, no such approvals have been made.

Leadership Structure and the Board’s Role in Risk Oversight

William G. Currie, our current Chairman of the Board, was formerly our Company’s Chief Executive Officer and served as Executive Chairman until his retirement from our Company in July 2009. Our Board holds sessions of its meetings that are exclusively attended by independent directors. Mr. Currie chairs the meetings of independent directors, to communicate actions requested by the independent directors, and to serve as a liaison between the independent directors and our Chief Executive Officer. We believe that the governance of our Board, as currently constituted, is more effective by separating the offices of chairman of the board and chief executive officer.

Our Board of Directors, through its three committees, has an advisory role in risk oversight for our Company. Company management maintains primary responsibility for the risk management of our Company. The current trends toward increased regulation, litigation, and political volatility make it extremely difficult to predict the type and magnitude of risks facing our Company. Despite this unpredictability, our Board relies on the representations of management, periodic reports from our independent auditors, as well as internal audit services performed by a third party, our Company’s systems of internal controls, our Company’s insurance advisors, and the historically conservative practices of our Company, to provide comfort as to our Company’s ability to manage its risks. Management’s discussion of current risk factors is set forth in our Company’s Annual Report on Form 10-K.

Corporate Responsibility and Environmental Stewardship

While our Company continues to expand its product offerings, wood and wood building products have been central to our business since its formation. Saws and related machinery that are necessary to convert raw wood into our products have also been core to our business. We devote a vast amount of resources to ensuring that our employees are safe and that our principal source of raw material is sustainably grown and harvested.

We maintain a Corporate Safety Committee, Segment Safety Directors, and dedicated safety personnel at each of our facilities to ensure that employees are properly trained on and protected from the inherent dangers of our saws and other equipment. Our accident frequency rate is one of the lowest in the industry.

As one of the largest purchasers of sawn timber in North America, we have a vested interest in ensuring a sustainable environment where trees can be replenished and thrive. We source lumber from around the world and have adopted policies and procedures to ensure that our vendors share our values and concern for the environment by, among other things, harvesting from forests that have been certified as sustainable by a recognized third-party agency.

Many of our operations are built on a “Whole Log Model” which promotes value engineering and minimizes waste. All parts of a canted log are utilized by one or more of our three business segments. For our pressure treated wood products, we use only fast-growing species from managed forests. Our treating facilities are environmentally protective, closed-loop systems that recycle the solution used to treat lumber and have zero wastewater discharge. As a large manufacture of wood composite products, we are an active recycler and make significant use of recycled wood dust.

PROPOSAL TO APPROVE OUR CORPORATE NAME CHANGE

On January 30, 2020, our Board unanimously approved an amendment to our Restated and Amended Articles of Incorporation (our “Articles”) to change our corporate name from “Universal Forest Products, Inc.” to “UFP Industries, Inc.” The Board believes it is in the Company’s and our shareholders’ best interests to effect the name change and recommends to our shareholders the approval and adoption of the name change amendment (the “Amendment”).

Reason for the Amendment

The Company believes that the name “UFP Industries” is a more accurate description of the nature of the Company’s current business. The Company has evolved from its origins as primarily a distributer and wholesaler of lumber products to a more diverse business that involves commercial and residential construction, the manufacture and distribution of proprietary products for the DIY market and the manufacture and distribution of a variety of products used in shipping, packaging and other related industries.

In addition, effective as of January 1 of this year, the Company changed its organizational structure to focus on markets, such as those referenced above, rather than geography. The Company believes that it is appropriate to effect the proposed name change substantially concurrent with the change in its organizational structure. The Board of Directors of the Company, as well as management, also believe that the proposed change in the Company’s corporate name allows the Company to better represent its business strategy to customers, prospective customers, business partners as well as the investment community.

Effects of the Amendment

The Board has adopted resolutions setting forth the proposed Amendment in the form of an amendment to Article I of our Articles. For the reasons set forth above, our Board recommends that our shareholders approve the Amendment. The following is the text of the proposed Amendment to Article I of our Articles:

“The name of the Corporation is UFP Industries, Inc.”

If approved, the Amendment will become effective upon the filing of the Amendment with the Michigan Department of Licensing and Regulatory Affairs, which will occur as soon as reasonably practicable following the Annual Meeting.

If the Amendment becomes effective, the rights of our shareholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates, nor will it be necessary for shareholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Any new stock certificates that are issued after the name change becomes effective will bear the name “UFP Industries, Inc.”

In addition, following the name change, our shares will continue to be listed in the NASDAQ Market System and will continue to be traded under the symbol “UFPI”.

Vote Required

The approval of the Amendment to our Articles requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote against this proposal.

The Board of Directors recommends a vote “FOR” this proposal.

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020

The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 26, 2020 (“fiscal 2020”). The services provided to our Company and our shareholders by Deloitte for 2019 are described below under the caption “Independent Registered Public Accounting Firm – Disclosure of Fees.”

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not legally required, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. Representatives of Deloitte are expected to be present at our Annual Meeting of Shareholders to respond to appropriate questions and to make such statements as they may desire. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for ratification. Broker non-votes and abstentions will not be treated as votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our shareholders.

The Board of Directors recommends a vote “FOR” this proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2020.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – DISCLOSURE OF FEES

As explained above, Deloitte served as our independent registered public accounting firm for the fiscal years ended December 28, 2019 and December 29, 2018. The following table sets forth the fees we paid to Deloitte for those years, all of which were pre-approved by the Audit Committee.

	2019	2018
Audit Fees(1)	$862,569	$671,136
Tax Services (Time and Materials)	$34,124	$40,000
Other Services	$61,895	$75,000
Total	$958,588	$786,136
(1)	Includes annual audit, quarterly reviews, and audit of internal controls.

Audit Committee Pre-Approval Policy. The Audit Committee has established a pre-approval policy and procedures for audit, audit-related, and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee and places limitations on the scope of these services while ensuring that the independence of the auditors to audit our financial statements is not impaired. The policy prohibits us from retaining Deloitte for services which are proscribed by rules of the SEC. In addition, the policy requires disclosure of non-audit services performed by our auditors. The pre-approval policy does not include a delegation of the Audit Committee’s responsibilities and authority under the pre-approval policy. All services provided by Deloitte under the captions “Audit Fees,” “Tax Services (Time and Materials),” and “Other Services” were approved by the Audit Committee under this policy.

AUDIT COMMITTEE REPORT

On February 24, 2020, the Audit Committee submitted to the Board of Directors the following report:

The Committee has reviewed and discussed with management our Company’s audited financial statements as of and for the year ended December 28, 2019.

The Committee has discussed with our independent auditors the matters covered by Public Company Accounting Oversight Board (“PCAOB”) standards, AU Section 380 Communication with Audit Committees.

The Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, has discussed with Deloitte their independence, and has satisfied itself as to Deloitte’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Company’s Annual Report on Form 10-K for the year ended December 28, 2019.

Brian C. Walker, Chairman Benjamin J. McLean Thomas W. Rhodes Mary E. Tuuk

The report of the Audit Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Consistent with our Board’s recommendation, as approved by our shareholders, and as required under the Securities Exchange Act, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation paid to our Named Executives. Because your vote is advisory, it will not be binding on our Board. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our Company has had a long-standing tradition of delivering results to our shareholders. Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.

Our compensation programs are substantially tied to our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives. We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, with the objective that our compensation programs are within the norm of a range of market practices and remain competitive.

We believe our executive compensation programs are effective and structured in a manner that (a) is consistent with our compensation philosophy and objectives (as described in our Compensation Discussion and Analysis below), (b) promotes our business objectives, and (c) supports our culture and traditions that have existed for 65 years.

The advisory vote on executive compensation was conducted at our Annual Meeting of Shareholders in 2019, based on the disclosure of our executive compensation in the proxy statement for that meeting. Approximately 79% of the shares voted at that meeting approved of the compensation paid to our Named Executives. The Board considered the results of this vote as supportive of the Company’s compensation policies and programs and did not make any material changes to those policies and programs as a result of that vote. However, as described in more detail below in our Compensation Discussion and Analysis, the Personnel and Compensation Committee is considering the implementation of changes to our incentive compensation program for fiscal 2021.

Accordingly, our Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure, and related material disclosed in the Company’s proxy statement for its 2020 Annual Meeting of Shareholders, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” this proposal.

SECURITIES OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table contains information with respect to ownership of our common stock by each director, each nominee for election as director, each Named Executive in the tables under the caption “Executive Compensation,” and all executive officers and directors as a group. The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of February 25, 2020:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Patrick M. Webster	441,187	(2)	*
Matthew J. Missad	430,332	(2)	*
Michael R. Cole	200,341	(2)	*
Allen T. Peters	163,322	(2)	*
Patrick M. Benton	158,771	(2)	*
William G. Currie	278,672	(3)	*
Thomas W. Rhodes	63,243	(3)	*
Bruce A. Merino	45,677		*
Mary E. Tuuk	34,883	(3)	*
Michael G. Wooldridge	32,240	(3)	*
Brian C. Walker	29,164	(3)	*
Joan A. Budden	6,206	(3)	*
Benjamin J. McLean	1,025	(3)	*

All directors and executive officers as a group (17 persons)	1,873,716	(2)(3)	3.03%

* Less than one percent (1%).

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.
(2)	Includes shares subject to issuance under our deferred compensation plans for Messrs. Missad, Cole, Webster, Benton, and Peters in the amounts of 86,954 shares; 32,510 shares; 122,055 shares; 10,615 shares; and 14,515 shares, respectively.
(3)	Includes shares held in our Director Retainer Stock Plan for Mesdames Budden and Tuuk who hold 6,206 shares and 4,316 shares, respectively, and Messrs. Currie, McLean, Rhodes, Walker, and Wooldridge who hold 21,483 shares; 1,025 shares; 46,506 shares; 22,025 shares; and 19,273 shares, respectively.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract and retain management personnel that we deem essential to promote our success. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, we seek to:

•	Create an environment that rewards performance for achievement of Company goals;
•	Attract and retain key executives critical to the long-term success of our Company; and
•	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.

We believe the compensation of our executives should reflect the performance of the business units in which they are involved and for which they are responsible. We further believe the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry, and competitive conditions, should be the basis for determining their overall compensation.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward overall financial performance as well as each person’s individual contribution to our Company. In measuring an individual’s contribution to our Company, the Personnel and Compensation Committee (the “Committee”) considers numerous factors, including the individual’s contribution to Company performance, individual performance relative to pre-established goals, and general economic conditions in the markets we serve.

Compensation Program Components - Emphasis on Incentive-Based Compensation

The Committee has responsibility for establishing, implementing, and monitoring adherence to our compensation philosophy and established programs. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable, and competitive.

The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives (generally paid under our Performance Bonus Plan), and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards).

It has been our practice to provide modest base salaries, relative to the market, and place a greater emphasis on performance-based compensation. We believe that this is consistent with motivating our management team to create shareholder value and with what our shareholders expect. If we perform well and create value for our shareholders, our management team is compensated well for those results. We measure financial performance by our return on investment (“ROI”) in the business (described below), a metric we believe correlates well with the creation of shareholder value.

In 2019, management once again performed very well, relative to our targeted ROI. For the year, we achieved an overall ROI of 15.43%, more than double our threshold ROI of 6%. This resulted in meaningful incentive compensation awards. We impose an overall cap on cash incentive compensation of two times each executive’s prevailing base salary. As explained in more detail below, any earned bonus in excess of this limitation is paid in the form of restricted stock that does not vest until the fifth anniversary of the grant date. Consequently, each executive must continue working for the Company for an additional five year period to receive the balance of the incentive compensation earned for that year. The Committee granted no long-term incentive compensation for the year in light of these restricted stock awards. As a result, our Named Executives funded the long-term compensation component of their total compensation with what they earned under our annual Performance Bonus Plan. For 2019, the bonus incentive dollars for all of the Company’s Business Units (defined below) totaled approximately $65,500,000. Of this total, 20% was paid out in the form of long-term incentive compensation through restricted stock grants that vest five years from the grant date.

Base Salaries. Base salaries are set for our executive officers at the Committee’s January meeting each year. At this meeting, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, excluding his own compensation. The Committee may accept or adjust such recommendations. It makes the sole determination of the compensation for our Chief Executive Officer, subject to the approval of our Board.

The Committee may, but is not required to, use objective and subjective measures in exercising its discretion in setting base salaries. The Committee is authorized to utilize the services of third-party consultants from time to time to assist in the review of our compensation programs and render related services. The last external review of our executive compensation programs was performed in the fourth quarter of 2016 by Meridian Compensation Partners, LLC (“Meridian”). Meridian was retained by the Committee to review peer group compensation(1). In connection with that review, Meridian conducted a comparison of our compensation relative to a peer group as well as to general market data and executive compensation rates and practices from a variety of third party sources. Subsequent to Meridian’s review, the Committee has reviewed and monitored the executive compensation programs and pay levels of executives among our Company’s peer group. Based upon its review, the Committee concluded that our compensation program for executive officers is generally competitive, and as a result, no material modifications have been made to our executive compensation program subsequent to last year.

(1) Our current peer group companies are American Woodmark Corp., BlueLinx Holdings Inc., BMC Stock Holdings Inc., Boise Cascade Co., Builders FirstSource, Cornerstone Building Brands, Gibraltar Industries Inc., Greif Inc., Louisiana-Pacific Corp., Masco Corp., Simpson Manufacturing Inc., Sonoco Products Co., Trex Co. Inc and WestRock Company.

For 2020, the Committee approved salary increases to the Named Executives, identified in the Summary Compensation Table, as follows:

Named Executive	Effective Date	New Salary	% Increase
Matthew J. Missad	February 1, 2020	$808,013	1.8%
Michael R. Cole	February 1, 2020	$425,517	2.9%
Patrick M. Webster	February 1, 2020	$481,840	1.8%
Patrick M. Benton	February 1, 2020	$293,190	2.1%
Allen T. Peters	February 1, 2020	$309,211	2.0%

For fiscal 2019, the ratio of the median of the annual total compensation of all of our active employees as of December 28, 2019, excluding our Chief Executive Officer, ($40,965) to the annual total compensation of our Chief Executive Officer ($4,944,863) was 121:1. The compensation of our median employee was determined by (1) calculating the annual total compensation of all of our active employees as of December 31, 2019 (the “Determination Date”); (2) ranking the annual total compensation of all employees (except our Chief Executive Officer) from lowest to highest (which comprised a total of 11,689 employees); and (3) selecting the employee who ranked as the median (5,845 on the list of 11,689). We included all of our full-time and part-time employees as of the Determination Date and annualized the total compensation for those full-time and part-time employees who were employed by us for less than one year as of the Determination Date. We applied applicable foreign exchange rates, relative to the U.S. dollar, for our non-U.S. employees. Total annual compensation for each employee, other than the CEO, includes each element of compensation listed in the Summary Compensation Table below, with the exception of employer contributions to any 401(k) or similar qualified, defined contribution plan, and shares granted but not vested, based upon our Company’s payroll records. For ease of administration, bonus dollars for all employees, except the CEO, reflect actual bonus compensation paid in 2019 but earned in 2018. However, as required for the Summary Compensation Table, the bonus dollars for the CEO reflect bonus dollars and associated stock grants earned in 2019 and paid in February 2020.

Annual Incentive Compensation. Our Performance Bonus Plan provides for the contribution of a fixed percentage of pre-bonus operating profit to each of a number of bonus pools, based upon the pre-bonus ROI of each plant, region, and division (each of which is referred to as a “Business Unit”), as well as a separate Corporate Business Unit bonus pool. Combined, these bonus pools are the source for our Company’s aggregate bonus awards.

ROI is determined based upon the Business Unit’s pre-bonus operating profit, less income taxes, divided by the average investment of the Business Unit. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization, and less accounts payable.

At the beginning of each year, each Named Executive is allocated a fixed percentage of the bonus pool of his or her respective Business Unit. The amount of an employee’s percentage of his or her bonus pool is generally reflective of that person’s relative degree of responsibility for the operations and results of that Business Unit, as well as his or her performance and tenure with the Company. If the Business Unit generates profits which result in a bonus pool, the participant receives the allocated percentage as a performance bonus. The dollar amount of that pool is based upon the Business Unit’s aggregate ROI. As ROI increases, a higher percentage of pre-bonus operating profit is contributed to the pool.

For the Corporate Business Unit, the minimum contribution percentage of 4.87% of pre-bonus operating profit occurs at the lowest level of ROI, which is 6.00%. The maximum contribution percentage of 10.47% occurs at an ROI of 25.50% and higher. In general, for every hundred basis point improvement in ROI, our Company contributes an approximate, additional 28 basis points of pre-bonus operating profit to the Corporate Business Unit bonus pool. Three of our Named Executives participated in the Corporate Business Unit bonus pool in 2019.

For 2019, we achieved an overall ROI of 15.43%. This resulted in a gross contribution of $22,692,584 to the Corporate Business Unit bonus pool, which equaled 7.39% of pre-bonus operating profit. The performance bonus for each of the Named Executives (other than Messrs. Benton and Peters) was based upon our Company’s total ROI. The performance bonuses for Messrs. Benton and Peters were based upon the ROI of their respective Business Units.

The bonus amount for Mr. Missad was determined by the Company’s ROI, as a whole. Based upon that performance, we contributed the calculated amount of pre-bonus operating profit to the Corporate Business Unit bonus pool. Mr. Missad was eligible to receive a 20% allocation of the net Corporate Business Unit bonus pool for 2019. That percentage, multiplied by the amount of that bonus pool ($22,692,584), yielded a bonus for Mr. Missad of $4,538,517 for 2019. However, this amount exceeds our Company policy which prohibits the cash payment of a performance bonus that is more than 2.0 times a participant’s base salary at the time the bonus is payable. As a result, Mr. Missad received a cash bonus of $1,616,026 for 2019, which was approximately 7.1% of the net Corporate Business Unit bonus pool.

As noted, the Company limits cash bonus payments to 2.0 times a participant’s base salary, determined as of the date the bonus is payable. The amount earned by an employee under the Performance Bonus Plan in excess of the permitted cash bonus amount (the “Excess Bonus”) is paid in the form of shares of restricted Company common stock under our Long-Term Stock Incentive Plan (described below).

For the restricted stock awards granted in 2020, based upon 2019 performance under the Performance Bonus Plan, the Excess Bonus was paid in the form of shares of restricted Company common stock that cliff vest on the fifth anniversary of the award date. The Committee approved management’s recommendation to allocate $1,130,000 of earned Excess Bonus amounts (otherwise payable to the Named Executives), plus $1,085,000 paid out of corporate and divisional bonus pool discretionary funds, to other non-Named Executive employees in the form of restricted stock subject to five-year vesting (the “Reallocated Restricted Stock Amount”).

The following table discloses and explains the determination of bonuses earned by the Named Executives under our Performance Bonus Plan for 2019. As noted above, actual cash bonus payments are limited to 2.0 times each participant’s base salary at the date of payment of the bonus. For 2019, the actual cash bonus payments to Messrs. Missad, Cole, Webster, Benton, and Peters were less than the total bonus amounts each earned under the terms of the Performance Bonus Plan.

Named Executive	Actual ROI (1)	Percent of Pre-Bonus Operating Profit Contributed to the Corporate Business Unit Bonus Pool		Allocation of Participation in the Corporate Business Unit Bonus Pool		Cash Performance Bonus Paid (2)
Matthew J. Missad	15.43%	7.39%		20.00%		$1,616,026
Michael R. Cole	15.43%	7.39%		8.00%		$851,034
Patrick M. Webster	15.43%	7.39%		15.00%		$963,679
Patrick M. Benton	22.03%	3.57	% (3)	50.00	% (3)	$586,380
Allen T. Peters	20.72%	3.47	% (3)	50.00	% (3)	$618,422
(1)	The Committee periodically establishes ROI threshold achievement levels for each Business Unit, which may vary among the different Business Units.
(2)	For 2019, the earned bonuses for Messrs. Missad, Cole, Webster, Benton, and Peters equaled $4,538,517; $1,815,407; $3,403,888; $1,827,874; and $2,163,345, respectively.
(3)	For 2019, Messrs. Benton and Peters did not participate in the Corporate Business Unit bonus pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Business Unit.

We have approximately 126 bonus pools, one for each Business Unit, as well as the separate Corporate Business Unit pool.

Chief Executive Officer. The Committee annually reviews, and recommends for Board approval, our Chief Executive Officer’s base salary. Mr. Missad’s salary is based on comparable compensation data, the Committee’s assessment of his past performance, and its expectation as to his future contributions in leading our Company. Mr. Missad’s base salary fell in the mid-range of the salaries of comparable executives in our peer group. The Committee has complete discretion in recommending the base salary for Mr. Missad (who does not have an employment agreement with our Company). For 2020, Mr. Missad is eligible to receive 20% of the Corporate Business Unit bonus pool, subject to the limits described above.

Long-Term Stock Incentive Plan. We provide long-term incentive compensation to our executive officers and key employees through stock options, grants of restricted shares, conditional stock grants, and other equity-based awards under the terms of our Long-Term Stock Incentive Plan (the “LTSIP”). The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP, except for those awarded to our CEO, which are determined by the Board.

For 2019 (as was the case for 2018 and 2017), the long-term equity awards made to our Named Executives under our LTSIP were funded entirely by these officers under our Performance Bonus Plan. The number of shares of restricted stock granted to each Named Executive was determined by each employee’s Excess Bonus earned under the Performance Bonus Plan. No discretionary awards were made to the Named Executives under the LTSIP in 2019, nor have any been made since 2014. Based upon the formula described above, our Named Executives received restricted stock awards in the following amounts for 2019 performance under our Performance Bonus Plan:

	Matthew J. Missad	Michael R. Cole	Patrick M. Webster	Patrick M. Benton	Allen T. Peters
Shares subject to five-year cliff vesting (1)	50,573	18,045	45,724	23,697	29,643
(1)	Amount determined by (a) each Named Executive’s total earned bonus under the Performance Bonus Plan, less the sum of (1) the total cash bonus, and (2) their share of the Reallocated Restricted Stock Amount to other employees, divided by (b) $47.90, the closing price of the Company’s common stock on January 31, 2020.

We encourage and promote ownership of Company stock by our employees and directors, and have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:

Title	Company Stock Ownership Requirement
Officers	$200,000
General Manager of Operations and Corporate Directors	$100,000
Operations Managers, Plant Managers, Sales Managers and Directors, Executive Managers, Senior Managers, Purchasing and Transportation Managers	$50,000
Independent Directors	7,500 shares

Our Company maintains an Executive Stock Grant Program (the “ESGP”) pursuant to which we grant shares of restricted Company common stock to eligible employees who invest in shares of the Company’s common stock under our Deferred Compensation Plan (the “DCP”). Under the ESGP, approximately $1.00 worth of Company stock is awarded for each $1.00 deferred and invested in Company stock under the DCP (the “Match Shares”). The Match Shares vest in full on the fifth anniversary of the grant date, subject to certain acceleration events.

Our DCP allows key employees to defer a portion of their salary and/or bonus. Our Named Executives may not defer more than $15,000 of salary or more than $100,000 of incentive compensation per year. Participants in the DCP may elect to invest the deferred amounts in certain investment alternatives, including our common stock. Also, under the DCP, if a key employee’s ownership of our common stock is below certain targeted thresholds, the amount of the deferral must be used to invest in shares of our common stock. In general, each employee receives a payout of his or her DCP account one year from the date he or she terminates employment with our Company, unless termination of employment is due to retirement, death, or change in control, in which case the employee or his or her beneficiary may receive the distribution earlier, subject to DCP provisions.

We have a shareholder-approved Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make a payroll deduction or lump sum contribution, or both, for the purchase of our common stock. Shares of our common stock are purchased with the money in the employee’s account on the last trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock. All eligible employees with at least one year of service may participate in the ESPP. Under the ESPP, an employee may not acquire more than $25,000 of our common stock in any one plan year, based upon the fair market value of our stock as of the date of purchase.

We have a Stock Gift Plan under which eligible employees receive a modest amount of our common stock on specified service anniversaries with us.

Executive Retirement Plan. Under our Executive Retirement Plan (the “ERP”), officers with twenty or more years of Company service and at least ten years of service as an officer are entitled to certain retirement benefits. The ERP provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three-year period preceding retirement), and is payable over three years after retirement, death, or disability. Our CEO does not participate in the ERP.

Impact of Restatements Retroactively Impacting Financial Goods. The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee and Board would review the matter and determine what, if any, adjustment to current or prior compensation might be appropriate.

Clawback Policy. Our Board has adopted a Clawback Policy that allows the Company to recoup or otherwise recover certain incentive compensation paid to the Company’s executive officers in the event of a restatement of the Company’s financial statements or due to certain improper conduct by those officers.

Say on Pay Results and Shareholder Engagement. Historically, our shareholders have expressed meaningful support of the Company’s executive compensation practices and programs. As noted above, we have favored a practice of providing modest base salaries, relative to our peers and the market, in return for a greater emphasis on performance-based compensation. Our financial performance over the past several years indicates that this practice has yielded significant benefits for our shareholders (from 2017 through 2019, the Company’s share price has increased 39.2% and its compound annual growth rate over that three-year period has been 11.7%).

We believe that our performance-based compensation has contributed to our strong financial results the past years. The results have, in turn, led to significant bonus awards. Based upon conversations with certain of our shareholders who have expressed concern regarding our executive compensation, reflected in the results from the “say on pay” vote, the Committee has elected to revisit and consider modifications to its executive compensation programs and structure. The Committee believes that this is an appropriate time for reassessment given the changes to our organizational and operational structure that were implemented at the beginning of this year.

Our annual Performance Bonus Plan limits the cash payment of bonuses to two times a participant’s base salary as of the end of the preceding year. The recent practice of the Committee and the Board has been to allocate the earned bonus in excess of that cap to payments in the form of shares of restricted stock that cliff-vest on the fifth anniversary of the grant date. As a result, participants have been funding what would otherwise be the long-term incentive portion of their executive compensation. The Committee is considering modifications to the annual incentive program that would limit the likelihood and occurrence of exceeding the maximum cash bonus payments. In return, targeted performance criteria would be allocated to the long-term incentive, equity-based, portion of an executive’s total compensation. In addition, the Committee is considering the use of performance-based stock awards in addition to or in lieu of time-based vesting of its equity awards. The Committee intends to review and discuss this in more detail as the year progresses with the goal of implementing a revised executive compensation structure prior to the start of fiscal 2021.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

The primary purpose of the Personnel and Compensation Committee (the “Committee”) is to assist the Board in discharging its responsibilities related to the compensation of our Company’s executives. The Committee’s responsibilities are more fully described in its Charter, which is available on our website.

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Effective as of March 10, 2020, based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Thomas W. Rhodes, Chairman Joan A. Budden Bruce A. Merino Michael G. Wooldridge

The report of the Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

Summary Compensation Table

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for each of our last three fiscal years (the “Named Executives”).

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (1)(3)	All Other Compensation (4)	Total
Matthew J. Missad, Chief Executive Officer	2019	$792,710	$2,502,448	$1,616,026	$33,679	$4,944,863
	2018	$779,319	$1,370,120	$1,587,452	$37,459	$3,774,350
	2017	$744,977	$1,361,323	$1,563,068	$60,433	$3,729,801
Michael R. Cole, Chief Financial Officer	2019	$412,850	$908,859	$851,034	$28,304	$2,201,047
	2018	$403,886	$441,669	$827,034	$35,137	$1,707,726
	2017	$382,210	$462,862	$792,698	$41,466	$1,679,236
Patrick M. Webster, President and Chief Operating Officer	2019	$472,653	$2,270,180	$963,670	$25,579	$3,732,091
	2018	$463,586	$1,355,674	$946,640	$26,759	$2,792,659
	2017	$439,944	$1,363,222	$913,034	$39,952	$2,756,152
Patrick M. Benton, President, UFP Construction, LLC	2019	$286,773	$1,170,584	$586,380	$23,399	$2,068,136
	2018	$280,838	$491,382	$574,380	$23,542	$1,370,142
	2017	$263,810	$522,807	$547,932	$29,964	$1,364,513
Allen T. Peters, President, UFP Retail, LLC	2019	$302,794	$1,458,947	$618,422	$25,976	$2,406,139
	2018	$296,815	$1,070,382	$606,422	$27,065	$2,000,684
	2017	$279,227	$768,331	$576,932	$33,056	$1,659,546
(1)	Includes amounts deferred by the Named Executives under our Profit Sharing and 401(k) Plan and DCP. The 2019 amounts also include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, $55,000 for Messrs. Cole and Peters, and $50,000 for Mr. Benton. The 2018 amounts include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, $55,000 for Messrs. Cole and Peters, and $50,000 for Mr. Benton. The 2017 amounts include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, and $55,000 for Messrs. Benton, Cole and Peters.
(2)	The 2019 amounts include 50,573 shares granted to Mr. Missad, 18,045 shares granted to Mr. Cole, 45,724 shares granted to Mr. Webster, 23,697 shares granted to Mr. Benton, and 29,643 shares granted to Mr. Peters on February 20, 2020 under the LTSIP based upon the Excess Bonus (defined in the “Compensation Discussion and Analysis” section above) earned under our annual Performance Bonus Plan for 2019, less their share of the Reallocated Restricted Stock Amount. The 2018 amounts include 41,405 shares granted to Mr. Missad, 12,786 shares granted to Mr. Cole, 40,939 shares granted to Mr. Webster, 14,520 shares granted to Mr. Benton, and 33,064 shares granted to Mr. Peters on February 27, 2019 under the LTSIP based upon the Excess Bonus earned under our Annual Performance Bonus Plan for 2018, less their share of the Reallocated Restricted Stock Amount. The 2017 amounts include 35,032 shares granted to Mr. Missad, 11,480 shares granted to Mr. Cole, 35,084 shares granted to Mr. Webster, 13,161 shares granted to Mr. Benton, and 19,884 shares granted to Mr. Peters on February 22, 2018 under the LTSIP based upon the Excess Bonus earned under our Annual Performance Bonus Plan for 2017, less their share of the Reallocated Restricted Stock Amount. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are based on a vesting period of either three or five years, subject to acceleration upon reaching age 60.

The 2019 amounts include Match Shares under the ESGP that were granted on February 27, 2020 to Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 1,680; 934; 1,680; 745; and 820 shares, respectively. The 2018 amounts include Match Shares under the ESGP that were granted on February 27, 2019 to Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 2,742;

1,435; 2,742; 1,307; and 1,438 shares, respectively. The 2017 amounts include Match Shares under the ESGP that were granted on February 28, 2018 to Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 2,488; 1,324; 2,488; 1,280; and 1,280 shares, respectively.

(3)	Represents annual cash bonus payments under performance-based bonus plans tied to our operating profit and ROI, which cover substantially all salaried employees.
(4)	The amounts in this column include Company contributions to our Profit Sharing and 401(k) Plan for 2019 in the amount of $4,200 for Messrs. Missad, Cole, Webster, and Peters; and $3,519 for Mr. Benton. Subject to certain requirements, including age and service requirements, all employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2019 in the amount of $11,662 for Mr. Missad and $3,485 for Mr. Webster. We permit limited personal use of corporate aircraft by our Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer. We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.

The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive’s aggregate fringe benefits: use of Company-owned property, a convenience allowance, and taxes paid on behalf of the Named Executive.

Narrative Disclosure of Perquisites and Benefits

We provide benefit programs to executive officers and other employees. The following table generally identifies such benefit plans and those employees who may be eligible to participate:

Benefit Plan	Officers	Certain Managers	Full-Time Exempt Employees	Full-Time Non-Exempt Employees
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly ROI Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	Not Offered
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered
Holiday Gifts Not Exceeding $1,500	√	√	√	√

We believe perquisites for executive officers should be limited in scope and value. As a result, we have historically provided nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them.

Type of Perquisites	Officers	Certain Managers	Full-Time Employees
Employee Discount	√	√	√
Convenience Allowance (1)	√	Not Offered	Not Offered
Automobile Allowance (2)	√	√	Not Offered (2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered
(1)	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and wellbeing, and similar expenses.
(2)	In 2018 the Company’s automobile expense reimbursement program was revised to limit participation to certain employees whose personal automobiles are used more than fifty percent for Company business travel. Other employees receive reimbursement, in accordance with the Code, for expenses incurred in connection with the utilization of their personal vehicles for business travel.

Grants of Plan-Based Awards

The following table reflects the grant of plan-based awards for fiscal 2019 to the Named Executives and sets forth information on possible payouts to the Named Executives under our Performance Bonus Plan for fiscal 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Maximum (2)	Threshold (#)	Maximum (#)
Matthew J. Missad		0	$1,616,026	0	0
	02/20/20					50,573	0	0	$2,422,446
	02/27/20					1,680	0	0	$79,968
Michael R. Cole		0	$851,034	0	0
	02/20/20					18,045	0	0	$864,355
	02/27/20					934			$44,458
Patrick M. Webster		0	$963,680	0	0
	02/20/20					45,724	0	0	$2,190,179
	02/27/20					1,680	0	0	$79,968
Patrick M. Benton		0	$586,380	0	0
	02/20/20					23,697	0	0	$1,135,086
	02/27/20					745	0	0	$35,462
Allen T. Peters		0	$618,422	0	0
	02/20/20					29,643	0	0	$1,419,899
	02/27/20					820	0	0	$39,032
(1)	The amounts reported in these columns are not actual awards; rather, they represent the maximum awards that could have been earned by each Named Executive for fiscal 2019 under our Performance Bonus Plan. The actual amount paid to each Named Executive under this Plan for fiscal 2019 is reported in the Summary Compensation Table. Amounts earned under this Plan are required to be paid within 75 days after our fiscal year-end and are subject to the maximum payment amount described in footnote (2). For details regarding how awards are determined under the Plan, see the Compensation Discussion and Analysis section of this Proxy Statement.
(2)	Represents 2.0 times each Named Executive’s base salary as of the date of the grant, which is the maximum amount of any earned bonus that is payable in cash under our Performance Bonus Plan.
(3)	Reflects the grant of shares of restricted Company common stock. As described in the Compensation Discussion and Analysis section above, the amount of an employee’s bonus earned in excess of the limit referenced in footnote (2) is payable in shares of restricted Company stock that cliff vest in five years, subject to accelerated vesting upon death, disability, retirement, or a change in control. The grant date fair value of the awards is included in the Stock Awards column in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the Named Executives as of December 28, 2019:

			Stock Awards
Name	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Matthew J. Missad	02/27/19	02/27/24	2,742	$133,590
	02/21/19	02/21/24	41,405	$2,017,252
	02/28/18	02/28/23	2,488	$121,215
	02/22/18	02/22/23	35,032	$1,706,759
	02/23/17	02/23/22	2,817	$137,244
	02/23/17	02/23/22	40,758	$1,985,730
	02/25/16	02/25/21	3,984	$194,100
	02/18/16	02/18/21	39,636	$1,931,066
	02/26/15	02/26/20	5,076	$247,303
	02/19/15	02/19/20	10,725	$522,522
Michael R. Cole	02/27/19	02/27/24	1,435	$69,913
	02/21/19	02/21/24	12,786	$622,934
	02/28/18	02/28/23	1,324	$64,505
	02/22/18	02/22/23	11,480	$559,306
	02/23/17	02/23/22	1,491	$72,642
	02/23/17	02/23/22	14,838	$722,907
	02/25/16	02/25/21	1,944	$94,712
	02/18/16	02/18/21	5,148	$250,811
	02/26/15	02/26/20	2,544	$123,944
Patrick M. Webster	02/27/19	02/27/24	2,742	$133,590
	02/21/19	02/21/24	40,939	$1,994,548
	02/28/18	02/28/23	2,488	$121,215
	02/22/18	02/22/23	35,084	$1,709,292
	02/23/17	02/23/22	2,817	$137,244
	02/23/17	02/23/22	42,540	$2,072,549
	02/25/16	02/25/21	3,708	$180,654
	02/18/16	02/18/21	32,439	$1,580,428
	02/26/15	02/26/20	5,061	$246,572
	02/19/15	02/19/20	10,176	$495,775

			Stock Awards
Name	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Patrick M. Benton	02/27/19	02/27/24	1,307	$63,677
	02/21/19	02/21/24	14,520	$707,414
	02/28/18	02/28/23	1,280	$62,362
	02/22/18	02/22/23	13,161	$641,204
	02/23/17	02/23/22	1,326	$64,603
	02/23/17	02/23/22	14,829	$722,469
	02/23/17	02/23/22	3,000	$146,160
	02/25/16	02/25/21	3,000	$146,160
	02/25/16	02/25/21	2,130	$103,774
	02/18/16	02/18/21	19,302	$940,393
	02/26/15	02/26/20	3,000	$146,160
	02/26/15	02/26/20	1,263	$61,533
Allen T. Peters	02/27/19	02/27/24	1,438	$70,059
	02/21/19	02/21/24	33,064	$1,610,878
	02/28/18	02/28/23	1,280	$62,362
	02/22/18	02/22/23	19,884	$968,748
	02/23/17	02/23/22	1,458	$71,034
	02/23/17	02/23/22	21,906	$1,067,260
	02/25/16	02/25/21	1,398	$68,111
	02/18/16	02/18/21	18,693	$910,723
	02/26/15	02/26/20	2,025	$98,658
	02/19/15	02/19/20	3,534	$172,176
(1)	Represents shares of restricted stock granted to each Named Executive. The shares are subject to risks of forfeiture until they vest in full. Subject to accelerated vesting for death, disability, retirement, or a change in control of our Company, the shares vest in full on the third or fifth anniversary of the grant date.
(2)	The market value of the shares in these columns is based upon the closing price of our common stock on December 28, 2019 ($48.72).

Option Exercises and Stock Vested

The following table provides information on the number and value of options exercised and stock grants vested in 2019 by the Named Executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Matthew J. Missad	0	0	22,500	$722,857
Michael R. Cole	0	0	11,727	$378,379
Patrick M. Webster	0	0	16,182	$520,136
Patrick M. Benton	0	0	2,415	$77,502
Allen T. Peters	0	0	9,780	$314,929
(1)	Value based upon the closing market price of our Company’s common stock on the vesting date.

Non-Qualified Deferred Compensation

The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified. The aggregate amounts are based on employee deferrals and earnings on these deferrals.

Names	Executive Contributions in 2019 (1)	Company Contributions in 2019 (2)	Aggregate Earnings in 2019 (3)	Aggregate Withdrawals/ Distributions in 2019	Aggregate Balance at December 28, 2019
Matthew J. Missad	$115,000	$20,294	$1,842,918	0	$4,080,814
Michael R. Cole	$55,000	$9,705	$681,541	$(33,044)	$1,509,851
Patrick M. Webster	$115,000	$20,294	$2,689,298	$(90,193)	$6,133,887
Patrick M. Benton	$50,000	$8,823	$206,871	$(48,548)	$457,120
Allen T. Peters	$55,000	$9,705	$281,128	0	$638,202
(1)	Each of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table. The amounts shown include deferrals under our DCP from the annual bonus earned for 2019 and monthly salary for 2019 for Messrs. Missad and Webster of $100,000 and $15,000, respectively; from the annual bonus earned for 2019 and monthly salary for 2019 for Mr. Cole of $40,000 and $15,000, respectively; from the annual bonus earned for 2019 for Mr. Peters of $55,000; and from the annual bonus earned for 2019 for Mr. Benton of $50,000.
(2)	The amounts reflect the value of shares of our common stock contributed by the Company under our DCP, based upon the issuance of shares in an amount equal to 15% of the fiscal 2019 salary and/or bonus deferrals.
(3)	Amounts shown are credited to the Named Executive’s deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

Our DCP allows key employees to defer a portion of their incentive compensation and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year. As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met. Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.

Other Post-Employment Compensation

Severance Agreements

Under our ERP, officers with twenty or more years of service with the Company and at least ten years of service as an officer (which currently excludes our CEO) are entitled to certain retirement benefits. This plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three-year period preceding retirement) and is payable over three years after retirement, death, or disability.

Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control

The following table quantifies the incremental amounts that would have been vested and become payable on December 28, 2019 to each Named Executive in the event of death, permanent disability, retirement, or change in control. In the event of a change in control, payments to our CEO and other officers are conditioned upon both a change in control and his or her actual or constructive termination of employment that approximates the change in control (commonly referred to as a double trigger change in control benefit).

	Benefit	Death	Disability	Retirement (1)	Change in Control (2)
Matthew J. Missad	Cash Severance (3)	$2,865,065	$2,865,065	$2,865,065	$2,381,178
	Equity: (4)
	- Restricted Stock	$8,996,781	$8,996,781	$8,996,781	$8,996,781
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$11,897,846	$11,897,846	$11,897,846	$11,413,959
Michael R. Cole	Cash Severance (3)	$364,351	$364,351	$364,351	$827,034
	Equity: (4)
	- Restricted Stock	$2,581,672	$2,581,672	$2,581,672	$2,581,672
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$2,982,023	$2,982,023	$2,982,023	$3,444,706
Patrick M. Webster	Cash Severance (3)	$697,980	$697,980	$697,980	$946,640
	Equity: (4)
	- Restricted Stock	$8,671,867	$8,671,867	$8,671,867	$8,671,867
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$9,405,847	$9,405,847	$9,405,847	$9,654,507
Patrick M. Benton	Cash Severance (3)	$192,710	$192,710	$192,710	$574,380
	Equity: (4)
	- Restricted Stock	$3,805,908	$3,805,908	$3,805,908	$3,805,908
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$4,034,618	$4,034,618	$4,034,618	$4,416,288
Allen T. Peters	Cash Severance (3)	$250,078	$250,078	$250,078	$606,422
	Equity: (4)
	- Restricted Stock	$5,100,009	$5,100,009	$5,100,009	$5,100,009
	Health and Welfare	$36,000	$36,000	$36,000	$36,000
	TOTAL:	$5,386,087	$5,386,087	$5,386,087	$5,742,431
(1)	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.

(2)	In the event of a change in control and his actual or constructive termination of employment, Mr. Missad would receive three years of salary, while Messrs. Cole, Webster, Benton, and Peters would each receive two years of salary.
(3)	None of our Named Executives has an employment agreement with the Company. In lieu of severance, our Board has approved an ERP for officers who have been employed by the Company for at least twenty years and have been officers for at least ten years (which currently excludes our CEO). Upon death, permanent disability, or other separation of service at age 62 or later, qualifying employees are entitled to receive three annual cash payments, with each payment equal to one-half of the highest annual base salary during the three-year period preceding separation. If death, permanent disability, or separation of service occurs prior to age 62, the ERP benefits are discounted based upon the difference between the qualifying employee’s actual age and age 62. None of the Named Executives has reached age 62. Benefits under the ERP are forfeited if the Named Executive competes with the Company while employed by the Company or any time while benefits are due. Each of the Named Executives has met the service requirements of the ERP. In addition to the benefits provided under the ERP, the Named Executives are eligible for a stipend for health care.
(4)	Stock awards that have already vested are not included in the table.

Director Compensation

For 2019, each non-employee director (except for Mr. Currie) received a $60,000 annual cash retainer fee and a $125,000 annual stock retainer fee. In addition, each member of the Audit Committee received $5,000 for serving on that committee, and each member of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee received $3,000 for serving on those committees. In addition to these committee service fees, the chairperson of the Audit Committee received $20,000, and the chairpersons of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee received $5,000. Each independent director may participate in the Director Retainer Stock Plan (the “DRSP”). The annual retainer amounts, both cash (including committee retainers and chairperson fees) and stock consideration, are paid quarterly and either or both (in total or in part) may be deferred in accordance with the DRSP. Under the terms of the DRSP, deferred cash is used to purchase Company common stock on a deferred basis at the rate of 110% of the deferred cash amount. No such credit applies to the deferral of the stock portion of the retainer. Messrs. Currie, Rhodes, Walker, and Wooldridge and Mesdames Budden and Tuuk participated in the DRSP and were allocated shares of Company common stock, in lieu of cash fees, in the following respective amounts during 2019: 6,667 shares; 5,786 shares; 3,445 shares; 3,827 shares; 5,154 shares; and 3,260 shares, respectively.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for their service on our Board in 2019.

Names	Fees Earned or Paid in Cash (1)	Stock Awards	Total
Joan A. Budden	$66,000	$125,000	$191,000
William G. Currie (2)	$120,000	$250,000	$370,000
Bruce A. Merino	$66,000	$125,000	$191,000
Thomas W. Rhodes (3)	$73,000	$125,000	$198,000
Mary E. Tuuk	$68,000	$125,000	$193,000
Brian C. Walker (3)	$85,000	$125,000	$210,000
Michael G. Wooldridge (3)	$71,000	$125,000	$196,000
(1)	Includes amounts that may be deferred under our DRSP and used to purchase shares of our common stock.

(2)	Mr. Currie received a $120,000 cash retainer fee and a $250,000 stock retainer fee for serving as Chairman of the Board for 2019.
(3)	Mr. Rhodes was Chairman of the Personnel and Compensation Committee and received an additional $5,000 per year for serving in that capacity. Mr. Walker was Chairman of the Audit Committee and received an additional $20,000 for serving in that capacity. Mr. Wooldridge was Chairman of the Nominating and Corporate Governance Committee and received an additional $5,000 for serving in that capacity.

Each independent director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses. Each independent director is required to own a minimum of 7,500 shares of our Company stock within two years of joining our Board.

Equity Compensation Plan Information

As discussed above, we maintain certain equity compensation plans under which shares of our common stock are authorized for issuance to employees and directors in exchange for services. The following table sets forth certain information regarding our equity compensation plans as of December 28, 2019.

	Number of shares to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)](1) (c)
Equity compensation plans approved by security holders	0	$0.00	2,497,329
Equity compensation plans not approved by security holders	none
(1)	The number of shares remaining available for future issuance under equity compensation plans, excluding outstanding options, warrants, or similar rights, as of December 28, 2019, is as follows: 524,260 shares for the ESPP; 246,877 shares for the DRSP; and 18,687 shares for the Stock Gift Plan. In addition, of the remaining 1,707,505 shares available for future issuance under the LTSIP, those shares may be issued in the form of options as well as stock appreciation rights, restricted stock, performance shares, or other stock-based awards.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the SEC, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were made in compliance with the Exchange Act.

GENERAL

The cost of the solicitation of proxies will be paid by our Company. In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile, or by electronic mail by our employees who will not receive additional compensation for solicitation of proxies. We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.

RELATED PARTY TRANSACTIONS

The Audit Committee has a responsibility to review, approve, or ratify related party transactions involving directors, executive officers, and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction based on what is fair to our Company and is in the best interest of our shareholders. There were no reportable related party transactions during 2019.

AVAILABILITY OF FORM 10-K

Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market. Our Form 10-K filed with the SEC will be provided free of charge to any shareholder upon written request. Significant financial information is available on our website at http://www.ufpi.com. For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525.

SHAREHOLDER PROPOSALS

Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2021 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 14, 2020. Proposals of shareholders should be addressed to the attention of Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525.

In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in our Bylaws about the shareholder and the proposed action), not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting of shareholders.

If our 2021 Annual Meeting of Shareholders is held more than 30 days before or more than 60 days after the first anniversary of our 2020 Annual Meeting of Shareholders, the notice must be received not less than 90 days nor more than 120 days prior to the date of that meeting, unless the first public announcement of the meeting is made less than 100 days prior to the date of the meeting, in which case notice must be received within ten days after the date we mail or otherwise give notice of the date of that meeting. This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials.

As of the date of this Proxy Statement, we have not received any proposals from any shareholders to be presented at the 2020 Annual Meeting of Shareholders.

HOUSEHOLDING OF PROXY MATERIALS

Only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the attention of Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.

March 13, 2020

By Order of the Board of Directors,

David A. Tutas, General Counsel and Secretary

UNIVERSAL FOREST PRODUCTS, INC.
ATTN: DAVID A. TUTAS
2801 EAST BELTLINE AVE. NE
GRAND RAPIDS, MI 49525

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 21, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 21, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
For directions to the meeting location and other special instructions for attending the meeting and voting in person, please review the proxy statement (available through the means noted above). At the meeting, you will need to request a ballot to vote these shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E94863-P36520 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

UNIVERSAL FOREST PRODUCTS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

To elect three directors to serve until 2023

Nominees:	**For**	**Against**	**Abstain**
1a. Benjamin J. McLean	☐	☐	☐
1b. Mary E. Tuuk	☐	☐	☐
1c. Michael G. Wooldridge	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E94864-P36520

UNIVERSAL FOREST PRODUCTS, INC.
Annual Meeting of Shareholders
April 22, 2020, 8:30 AM, EDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Matthew J. Missad and David A. Tutas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Universal Forest Products, Inc. held of record by the undersigned on February 25, 2020 at the Annual Meeting of Shareholders to be held April 22, 2020, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Continued and to be signed on reverse side